As filed with the Securities and Exchange Commission on May 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CECO ENVIRONMENTAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-2566064
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254

(Address of Principal Executive Offices Including Zip Code)

CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan

(Full Title of the Plan)

Chasity Henry, Esq.

Senior Vice President, General Counsel and Corporate Secretary

CECO Environmental Corp.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

(214) 357-6181

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,580,698	$8.02	$20,516,549.10	$2,239

(1)

Represents the number of shares of common stock, par value $0.01 per share (“Common Stock”), of CECO Environmental Corp. (the “Registrant”), available pursuant to the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan (the “Plan”) being registered hereon.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become available pursuant to any anti-dilution provisions of the Plan.

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on The Nasdaq Stock Market on May 20, 2021, a date that is within five business days prior to filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 (Commission File No. 000-07099), filed March 3, 2021;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (Commission File No. 000-07099), filed May 6, 2021;

(c)	The Registrant’s Current Report on Form 8-K (Commission File No. 000-07099) filed April 6, 2021 (Item 5.02); and

(d)

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 10 (Commission File No. 000-07099), filed December  13, 1992, as amended by the description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (Commission File No. 000-07099), filed March 4, 2020, and as amended by any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the provisions of the General Corporation Law of the State of Delaware (“DGCL”), the Registrant has adopted provisions in its certificate of incorporation and bylaws that require the Registrant to indemnify its officers and directors to the fullest extent permitted by law, and eliminate the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of their duty of due care except (a) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption or (d) for any transaction from which the director derived an improper personal benefit. These provisions do not eliminate a director’s duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including federal securities laws.

The Registrant’s certificate of incorporation and bylaws provide for mandatory indemnification of officers and directors of the corporation, including a director or officer of the corporation who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under the DGCL. The Registrant may also, at its discretion, provide the same benefits of indemnification to any employee or agent of the corporation. Also, the Registrant is authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not the Registrant would have the power or obligation to indemnify him or her under its bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File No. 000-07099))

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 000-07099) filed on December 13, 2017)

4.3	CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan (incorporated herein by reference to Appendix I to the Registrant’s definitive proxy statement on Schedule 14A (Commission File No. 000-07099) filed on April 15, 2021)

5.1	Opinion of Jones Day

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 25th day of May, 2021.

CECO ENVIRONMENTAL CORP.

By:	/s/ Chasity Henry
Chasity Henry
Senior Vice President, General Counsel and
Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: May 25, 2021	*
Todd Gleason Chief Executive Officer and Director (Principal Executive Officer)

Date: May 25, 2021	*
Matthew Eckl Chief Financial Officer (Principal Financial Officer)

Date: May 25, 2021	*
Paul Gohr Chief Accounting Officer (Principal Accounting Officer)

Date: May 25, 2021	*
Jason DeZwirek Chairman of the Board and Director

Date: May 25, 2021	*
Eric M. Goldberg Director

Date: May 25, 2021	*
David B. Liner Director
Date: May 25, 2021	*
Claudio A. Mannarino Director
Date: May 25, 2021	*
Munish Nanda Director
Date: May 25, 2021	*
Jonathan Pollack Director
Date: May 25, 2021	*
Valerie Gentile Sachs Director

* This Registration Statement has been signed on behalf of the above officers and directors by Chasity Henry, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

Dated: May 25, 2021	By:	/s/ Chasity Henry
Chasity Henry
Attorney-in-Fact

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